Exhibit 10.7
BLOCKED ACCOUNT CONTROL AGREEMENT
(“Shifting Control”)
     AGREEMENT dated as of February 22, 2007, by and among GRAN TIERRA ENERGY COLOMBIA, LTD. (formerly ARGOSY ENERGY INTERNATIONAL), a limited partnership organized under the laws of the State of Utah (Registered No. 2110646-0180) and having its principal office at 300, 611 10th Avenue SW, Calgary, Alberta, Canada T2R OB2 (“Company”), STANDARD BANK PLC, a banking corporation organized under the laws of England and Wales (Company No. 2130447) and having its registered office at Cannon Bridge House, 25 Dowgate Hill, London EC4R 2SB, United Kingdom (in its capacity as agent for the Secured Parties under and as defined in a credit agreement dated as of February 22, 2007 (as amended, modified or supplemented from time to time) between Company as borrower, certain affiliates of Company as guarantors and Standard Bank Plc as lender, arranger, issuing bank and administrative agent) (“Agent”) and JPMorgan Chase Bank (“Depositary”).
     The parties hereto refer to Account No. 103353265 in the name of Company maintained at Depositary (the “Account”) and hereby agree as follows:
     1. Company and Agent notify Depositary that by separate agreement Company has granted Agent a security interest in the Account and all funds on deposit from time to time therein. Depositary acknowledges being so notified.
     2. Prior to the Effective Time (as defined below) Depositary shall honor all withdrawal, payment, transfer or other fund disposition or other instructions (collectively, “instructions”) received from the Company (but not those from Agent) concerning the Account. On and after the Effective Time (and without Company’s consent), Depositary shall honor all instructions received from Agent (but not those from Company) concerning the Account and Company shall have no right or ability to access or withdraw or transfer funds from the Account.
For the purposes hereof, the “Effective Time” shall be the opening of business on the second business day next succeeding any business day on which a notice purporting to be signed by Agent in substantially the same form as Exhibit A, attached hereto, with a copy of this Agreement attached thereto (a “Shifting Control Notice”), is actually received by the individual employee of Depositary to whom the notice is required hereunder to be addressed; provided, however, that if any such notice is so received after 12:00 noon, New York City time, on any business day, the “Effective Time” shall be the opening of business on the third business day next succeeding the business day on which such receipt occurs; and, provided further, that a “business day” is any day other than a Saturday, Sunday or other day on which Depositary is or is authorized or required by law to be closed.
Notwithstanding the foregoing: (i) all transactions involving or resulting in a transaction involving the Account duly commenced by Depositary or any affiliate prior to the Effective Time and so consummated or processed thereafter shall be deemed not to constitute a violation of this Agreement; and (ii) Depositary and/or any affiliate may (at its discretion and without any obligation to do so) commence honoring solely Agent’s instructions concerning the Account at any time or from time to time after it becomes aware that Agent has sent to it a Shifting Control Notice but prior to the Effective Time therefor (including without limitation halting, reversing or redirecting any transaction referred to in clause (i) above) with no liability whatsoever to Company or any other party for doing so.
     3. This Agreement supplements, rather than replaces, Depositary’s deposit account agreement, terms and conditions and other standard documentation in effect from time to time with respect to the Account or services provided in connection with the Account (the “Account Documentation”), which Account Documentation will continue to apply to the Account and such services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the provisions of this Agreement (however, in the event of any such conflict, the provisions of this Agreement shall control). Prior to issuing any instructions on or after the Effective Time, Agent shall provide Depositary with such documentation as Depositary may reasonably request to establish the identity and authority of the individuals issuing instructions on behalf of Agent.
     4. Depositary agrees not to exercise or claim any right of offset, banker’s lien or other like right against the Account for so long as this Agreement is in effect except with respect to (i) returned or charged-back items, (ii) reversals or cancellations of payment orders and other electronic fund transfers, (iii) Depositary’s charges, fees and expenses with respect to the Account or the services provided hereunder or (iv) overdrafts in the Account.
     5. Notwithstanding anything to the contrary in this Agreement: (i) Depositary shall have only the duties and responsibilities with respect to the matters set forth herein as is expressly set forth in writing herein and shall not be deemed to be an agent, bailee or fiduciary for any party hereto; (ii) Depositary shall be fully protected in acting or refraining from acting in good faith without investigation on any notice (including without limitation a Shifting Control Notice), instruction or request purportedly furnished to it by Company or Agent in accordance with the terms hereof, in which case the parties hereto agree that Depositary has no duty to make any further inquiry whatsoever; (iii) it is hereby acknowledged and agreed that Depositary has no knowledge of (and is not required to know) the terms and provisions of the separate agreement referred to in paragraph 1 above or any other related documentation or whether any actions by Agent (including without limitation the sending of a Shifting Control Notice), Company or any other person or entity are permitted or a breach thereunder or consistent or inconsistent therewith, (iv) Depositary shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except to the extent such conduct constitutes its own willful misconduct or gross negligence (and to the maximum extent permitted by law, shall under no circumstances be liable for any incidental, indirect, special, consequential or punitive damages); and (v) Depositary shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond Depositary’s reasonable control.
     6. Company hereby agrees to indemnify, defend and save harmless Depositary against any loss, liability or expense (including reasonable fees and disbursements of counsel who may be an employee of Depositary) (collectively, “Covered Items”) incurred in connection with this Agreement or the Account (except to the extent due to Depositary’s willful misconduct or gross negligence) or any interpleader proceeding relating thereto or incurred at Company’s direction or instruction. Agent hereby agrees to indemnify, defend and save harmless Depositary against any Covered Items incurred (i) on or after the Effective Time in connection with this Agreement or the Account (except to the extent due to Depositary’s willful misconduct or gross negligence) or any interpleader proceeding related thereto, (ii) at Agent’s direction or instruction (including without limitation Depositary’s honoring of a Shifting Control Notice) or (iii) due to any claim by Agent of an interest in the Account or the funds on deposit therein.
     7. Depositary may terminate this Agreement (a) in its discretion upon the sending of at least thirty (30) days’ advance written notice to the other parties hereto or (b) because of a material breach by Company or Agent of any of the terms of this Agreement or the Account Documentation, upon the sending of at least five (5) days advance written notice to the other parties hereto. Any other termination or any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto. The provisions of paragraphs 5 and 6 above shall survive any such termination.
     8. Company shall compensate Depositary for the opening and administration of the Account and services provided hereunder in accordance with Depositary’s fee schedules from time to time in effect. Payment will be effected by a direct debit to the Account.
     9. This Agreement: (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; (ii) shall become effective when counterparts hereof have been signed and delivered by the parties hereto; and (iii) shall be governed by and construed in accordance with the laws of the State of New York. All parties hereby waive all rights to a trial by jury in any action or proceeding relating to the Account or this Agreement. All notices under this Agreement shall be in writing and sent (including via facsimile transmission) to the parties hereto at their respective addresses or fax numbers set forth below (or to such other address or fax number as any such party shall designate in writing to the other parties from time to time).
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

GRAN TIERRA ENERGY		STANDARD BANK PLC
COLOMBIA, LTD., acting by
its general partner, Argosy Energy Corp.

By:	/s/ Martin H. Eden	By:	/s/ Manuel Gonzalez-Spahr
	Name: Martin H. Eden		Name:
	Title:		Title:

Address for	300, 611 10th Avenue SW	By:	/s/ Roderick L. Fraser
Notices:	Calgary, Alberta		Name:
	Canada T2R OB2		Title:
Fax No.: (403) 265 3242

Address for	Cannon Bridge House
Notices:	25 Dowgate Hill
London EC4R 2SB
United Kingdom
Fax No.: (44) 20 7815 4099

JPMORGAN CHASE BANK

By:	/s/ Ron Cardin Name: Ron Cardin, VP
Title: Private Bank Client Service Mgr.

Address
For Notices	JPMorgan Chase Bank
1111 Fannin
14th Floor
Houston TX 77002

Attention: Ron Cardin
Fax No.: 800-599-9341

EXHIBIT A
[to be placed on Agent letterhead]
BLOCKED ACCOUNT AGREEMENT
SHIFTING CONTROL NOTICE
                    ,
JPMorgan Chase Bank
[Address]
Attention: [Customer Service Officer] or

Re:	Blocked Account Control Agreement dated as of February 22, 2007
(the “Agreement”) by and among Gran Tierra Energy Colombia, Ltd., Standard Bank Plc and JPMorgan Chase Bank
Ladies and Gentlemen:
This constitutes a Shifting Control Notice as referred to in paragraph 2 of the Agreement, a copy of which is attached hereto.

STANDARD BANK PLC

By:

Signature

Name

Title:

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